UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ALLIANCE FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following material was made available to employees of Alliance Financial Corporation beginning November 1, 2012:

Alliance Employee Frequently Asked Questions

November 1, 2012

General

1.	What transaction was announced on October 8, 2012?

On October 8, 2012, we announced that Alliance Financial Corporation (“Alliance” or the “Company”) had entered into a definitive agreement under which Alliance will merge with and into NBT Bancorp Inc. (“NBT”), with NBT surviving the merger. Following completion of the transaction, which we expect to occur early in 2013, Alliance Bank offices will become NBT Bank locations.

2.	Who is NBT?

NBT Bancorp Inc. (NasdaqGS: NBTB) is a publicly-traded financial holding company headquartered in Norwich, N.Y., with total assets of $6.0 billion at June 30, 2012. NBT primarily operates through NBT Bank, N.A., a full-service community bank with three divisions, and through two financial services companies. NBT Bank, N.A. has 137 locations, including 97 NBT Bank offices in upstate New York, northwestern Vermont and western Massachusetts, 35 Pennstar Bank offices in northeastern Pennsylvania, and 5 Hampshire First Bank offices in southern New Hampshire. NBT also operates EPIC Advisors, Inc., based in Rochester, N.Y., a full-service 401(k) plan recordkeeping firm, and Mang Insurance Agency, LLC, based in Norwich, N.Y., a full-service insurance agency.

3.	What are the terms of the merger agreement?

Upon completion of the transaction, which we expect to occur early in 2013, Alliance will merge with and into NBT, with NBT surviving the merger. The merger agreement also provides for Alliance Bank, N.A., a wholly owned subsidiary of Alliance, to be merged with and into NBT Bank, N.A., a wholly owned subsidiary of NBT, following completion of the merger.

The merger agreement, which has been unanimously approved by the boards of directors of both companies, provides that each outstanding share of Alliance common stock will be converted into the right to receive 2.1779 shares of NBT common stock upon completion of the merger. The merger agreement includes customary representations, warranties and covenants of Alliance and NBT. Alliance has agreed to operate its business in the ordinary course consistent with past practice until the closing of the merger and not to engage in certain kinds of transactions during such period (without the prior written consent of NBT). Alliance also agreed to cease all existing, and agreed not to solicit or initiate any additional, discussions with third parties regarding other proposals to acquire Alliance, and to certain restrictions on its ability to respond to such proposals, subject to fulfillment of certain fiduciary requirements of its Board of Directors.

The merger agreement also includes certain termination provisions for both NBT and Alliance and provides that, in connection with the termination of the merger agreement under specified circumstances, Alliance may be required to pay NBT a termination fee of approximately $9.3 million. Among the termination rights, Alliance has the right to terminate the merger agreement if (i) the average closing price of NBT common stock for a specified period prior to closing of the merger is less than $17.74 and (ii) NBT common stock underperforms a specified peer-group index by more than 20%, subject to NBT’s right to increase the exchange ratio to avoid such termination.

The transaction is valued at $48.00 per Alliance share based on NBT’s average closing stock price of $22.04 for the five-day trading period ending on October 5, 2012. The merger is valued at approximately $233.4 million, and NBT expects to issue approximately 10.5 million shares of its common stock in the merger. The receipt of NBT common stock by shareholders of Alliance is expected to be tax-free. Upon completion of the merger, Alliance shareholders will own approximately 23% of the combined company.

The foregoing description of the merger agreement is included to provide you with information regarding its terms. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, which is filed as Exhibit 2.1 (including the exhibits thereto) to Alliance’s Current Report on Form 8-K filed on October 9, 2012, with the Securities and Exchange Commission and available, at no charge, at www.sec.gov.

4.	When will the transaction be completed? What needs to happen before the transaction can close?

We are working to complete the transaction as expeditiously as possible and expect to complete it early in 2013. The closing of the merger remains subject to approval by NBT and Alliance shareholders, receipt of requisite regulatory approvals and the satisfaction or waiver of other customary closing conditions. Until the transaction closes, Alliance and NBT will continue to operate as independent companies.

5.	What will happen to Alliance’s bank offices?

After closing, Alliance bank offices will become NBT Bank locations.

Employment-Specific Questions

1.	What does this transaction mean for me? Will some Alliance employees become employees of NBT? Will NBT retain some Alliance employees only on a short-term basis for transition purposes?

The transaction will have no immediate impact on our day-to-day operations and it remains business as usual at Alliance. Many current Alliance employees will become NBT employees if the merger is completed. However, as with any transaction of this size, we expect there will be some commonality in job functions. There will be no terminations ahead of the transaction’s closing, other than in the ordinary course of business, of any Alliance employees whose employment will not continue with NBT. We do expect that NBT will retain some Alliance employees only on a short-term basis to assist with the post-closing transition. While it is too early and difficult to predict any outcomes at this time, we are committed to treating all employees with respect and dignity throughout this process.

We have already begun working with representatives of NBT to plan the integration and transition process. Prior to the closing of the transaction, some Alliance employees will be asked to work with their NBT counterparts on integration and transition issues.

2.	Will those Alliance employees whose employment is to continue with NBT be required to complete applications or participate in interviews?

Employees whose employment will continue with NBT will not be required to complete applications or participate in interviews.

3.	Will those Alliance employees whose employment is to continue with NBT receive employment offers from NBT?

It has not yet been determined whether any continuing employees will receive formal offers of employment.

4.	Will those Alliance employees whose employment is to continue with NBT receive credit for their service with Alliance?

NBT will treat, and cause its applicable benefit plans to treat, the service of any continuing Alliance employees to Alliance as service to NBT for purposes of eligibility to participate, vesting and for other appropriate benefits, but not for purposes of benefit accrual under NBT’s defined benefit pension plan or participation in NBT’s retiree health plan or supplemental retirement plans.

5.	Will salaries and benefits be affected? Will my 401(k) or other benefit plans or healthcare benefits change?

It is still very early in this process and many compensation and benefit matters will be determined near or after closing of the transaction. Until the transaction is completed, Alliance and NBT remain independent companies, and it is business as usual for all of us.

If requested by NBT, Alliance will terminate its 401(k) plan as of the day prior to the date the merger is effective (but contingent on such effectiveness). Participants in Alliance’s 401(k) plan will be notified of any such termination in accordance with the requirements of applicable law.

Under the terms of the merger agreement, NBT has agreed to provide Alliance employees whose employment continues with NBT with at least the types and levels of employee benefits comparable in the aggregate to those maintained by NBT for similarly-situated employees of NBT. NBT may, in its sole discretion, determine whether and when to terminate, merge or continue any employee benefit plans and programs of Alliance; however, NBT must, under the terms of the merger agreement, maintain the plans (other than stock-based or incentive plans or defined benefit plans) until employees of Alliance are permitted to participate in NBT’s plans.

Subject to the terms and conditions of NBT’s health and similar plans, NBT has agreed not to treat any Alliance employee as a “new” employee for purposes of any exclusions under any health or similar plan of NBT for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of Alliance immediately prior to the effective time of the merger, and any deductibles, co-payments or out-of-pocket expenses paid under any of Alliance’s health plans will be credited towards deductibles, co-payments or out-of-pocket expenses under NBT’s health plans.

6.	Can current Alliance employees apply for positions posted on NBT’s website?

NBT intends to provide a weekly listing of job postings to Alliance and Alliance employees may apply for these positions.

7.	Will a timeline of the integration and transition process be developed?

We have formed an integration team comprised of senior executives from both companies to plan the integration. As part of the process, that integration team will develop a timeline for the integration and transition process and we will make every effort to keep you informed of integration and transition matters. As we move through this process, we will continue to rely on you to focus on the work at hand, serve our partners and customers, and help achieve our goals.

8.	Will Alliance employees whose employment is terminated in connection with the transaction be eligible to receive severance benefits? What are those benefits? How will they be paid? What about health and dental coverage post-closing?

Under the merger agreement, each Alliance employee whose employment is terminated by NBT, other than for “Cause” (as defined below), during the period ending on the one year anniversary of the closing date of the transaction, will receive the “Severance Pay” (as defined below) in a lump sum on the first regular payroll date of NBT that is 30 days following the date of such termination of employment, subject to NBT’s regular payroll procedures and deduction for all applicable withholding taxes. Severance Pay is expressly conditioned on the Alliance employee delivering a general release of claims against NBT in a form satisfactory to NBT, and such release becoming effective prior to such payment date (a “Release”).

“Cause” means that the Alliance employee is dismissed as a result of (i) a material breach by the Alliance employee of any agreement between him or her and NBT (including as successor to Alliance) and/or any of NBT’s subsidiaries or a material violation of any written policy of NBT or any of its subsidiaries; (ii) the conviction of, indictment for or plea of nolo contendere by the Alliance employee to a felony or crime involving moral turpitude; (iii) any material misconduct or willful non-performance (other than by reason of disability) of the Alliance employee of his or her duties to NBT or any of its subsidiaries; or (iv) failure to cooperate with any review, examination or investigation of NBT or any of its subsidiaries by any governmental authority.

“Severance Pay” means (i) for salaried employees, two weeks of weekly base salary for each year of service, with a minimum of 5 weeks and a maximum of 26 weeks and (ii) for hourly employees, 2 weeks of weekly hourly pay for each year of service, with a minimum of 5 weeks and a maximum of 26 weeks. For part-time employees, weekly hourly pay means the average number of hours worked each week for the past 26 weeks on a part-time basis.

In addition, subject to NBT’s receipt of a Release, if the terminated Alliance employee was participating in Alliance’s or NBT’s group health plan (as applicable) immediately prior to the date of termination and elects COBRA health continuation, NBT will pay to the employee a monthly cash payment for three months or the employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that Alliance or NBT, as the case may be, would have made to provide health insurance if the employee had remained employed.

Other than as described above, all other benefits will cease as of the last day worked.

No Severance Pay or other benefits will be paid to any terminated Alliance employee who had an individual severance or change in control agreement with Alliance, NBT (including as successor to Alliance) and/or any of its subsidiaries.

9.	Will Alliance employees whose employment is terminated in connection with the transaction be eligible for unemployment benefits or outplacement benefits?

Terminated employees will be eligible for unemployment benefits to the extent required under applicable New York state law. Additionally, outplacement assistance will be available to the extent such employee is eligible for unemployment. If you are to be terminated, a representative of NBT will discuss with you the provision of unemployment benefits and outplacement benefits.

10.	Will Alliance employees whose employment is terminated in connection with the transaction receive vacation pay?

Yes, a terminated Alliance employee will receive “vacation pay” in a lump sum payable to such employee as required by applicable law. “Vacation Pay” means accrued and unused vacation of the Alliance employee as of the date of termination of their employment. For purposes of this calculation, vacation for the calendar year shall be deemed accrued as of the beginning of the year in which the date of termination of such employee’s employment occurs.

11.	As vacancies occur at Alliance prior to the closing of the transaction, will Alliance post the open positions and solicit applicants or will Alliance employees be expected to fill such vacancies?

In general, we do not expect to post job openings or solicit applicants when vacancies occur pre-closing. However, we will work with NBT on a collaborative basis in the event that we may need to fill positions necessary to conduct our business prior to the merger.

Future Communications or Additional Questions

1.	When will I know more about the progress of the transaction?

While we are still in the early stages of this process, we will continue to keep you informed as we move forward. As we move through this process, we’ll continue to rely on you to focus on the work at hand, serve our partners and customers, and help achieve our goals.

We will make every effort to keep you up to date on developments and progress throughout this process.

2.	Who should I contact if I have any additional questions?

If you have any additional questions, please contact either Jack H. Webb or J. Daniel Mohr at Alliance.

Cautionary Note

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, notwithstanding that such statements are not specifically identified. All statements other than statements of historical fact contained in this communication, including, among other things, statements regarding future events, the parties’ future financial performance, business strategy, and plans and objectives for future operations, are forward-looking statements. Forward-looking statements are typically identified by terminology including “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or “will” or the negative of these terms or other comparable terminology.

The Company cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are only expectations and involve known and unknown risks, uncertainties and other factors. New risks emerge from time to time and it is not possible for the Company to predict all risks, nor can it address the impact of all factors on the Company’s business or the extent to which any risk, or combination of risks, may cause its actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any such forward-looking statement, each of which speaks only as of the date of this communication. Some of the factors that could cause the Company’s results to differ materially from those described in such forward-looking statements can be found in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Except as required by law, the Company undertakes no obligation to update or revise publicly any of the forward-looking statements after the date of this communication to conform its statements to actual results or changed expectations.

Important Additional Information About the Transaction

This communication may be deemed to be solicitation material in respect of the proposed merger of the Company and NBT. The proposed transaction will be submitted to stockholders of both the Company and NBT for their consideration. In connection with the proposed transaction, NBT will file with the SEC a registration statement on Form S-4 that will include a proxy statement for each of the Company and NBT. Stockholders of the Company and NBT are urged to read the Joint Proxy Statement/Prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about the Company and NBT at the SEC’s internet site (http://www.sec.gov). Copies of the Joint Proxy Statement/Prospectus and the SEC filings that will be incorporated by reference into the Joint Proxy Statement/Prospectus can be obtained, free of charge, by directing a request to Alliance Financial Corporation, Attention – J. Daniel Mohr, 120 Madison Street, 18th Floor, Syracuse, New York 13202, or to NBT Bancorp Inc., Attention – Shareholder Relations Department, 20 Mohawk Street, Canajoharie, New York 13317 or on its website at www.nbtbancorp.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Certain Information Regarding Participants

The Company, Alliance Bank, NBT and NBT Bank and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of NBT and the Company in connection with the proposed merger. Information about the directors and executive officers of the Company is set forth in the proxy statement, dated April 6, 2012, for the Company’s 2012 annual meeting of shareholders, as filed with the SEC on Schedule 14A. Information about the directors and executive officers of NBT is set forth in the proxy statement, dated March 30, 2012, for NBT’s 2012 annual meeting of stockholders, as filed with the SEC on Schedule 14A. Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus included in the Form S-4 when it becomes available.